Exhibit 21.1
Subsidiaries of Glori Energy Inc.

Name	Jurisdiction
Glori California Inc.	Delaware
Glori Canada Ltd.	Canada
Glori Holdings Inc.	Delaware
Glori Oil (Argentina) Ltd.	Delaware